UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2007

PHANTOM ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50535	65-1048794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Grace Church St., Suite 302
Port Chester, NY 10573
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (866) 452-9883

Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd flr.
New York, NY 10006
(212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2007, Phantom Entertainment, Inc. (the “Company”) entered into an Agreement dated July 2, 2007 (the “Agreement”) with Linley Management S.A. (“Linley”) providing for a line of credit in the total amount of One Million (1.0 million) Euros (approximately One Million Three Hundred Thousand (1,300,000) U.S. dollars at the applicable exchange rate of U.S.$1.30 = 1 Euro). Per the Agreement, Linley is to provide Phantom with funding in the aggregate of One Million Euros in gross proceeds on or before July 15, 2007 (the “Line of Credit”).

The Line of Credit bears an annual interest rate of 10% and matures on July 15, 2009, with interest payments due quarterly commencing on December 31, 2007. The Line of Credit is to be secured by (i) 333,333,333 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) amounting to approximately $200,000 to be issued by the Company within 72 hours of the execution of the Loan Agreement, and (ii) an additional 1,833,333,333 shares of the Company’s Common Stock to be issued by the Company on or before August 31, 2007. The Company intends to use the proceeds of the Line of Credit to continue to develop the marketing and distribution of the Phantom Lapboard Keyboard product and for general working capital purposes.

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Loan Agreement dated July 2, 2007 by and between Phantom Entertainment, Inc. and Linley Management S.A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 9th day of July 2007.

Phantom Entertainment, Inc.

July 9, 2007	By:	/s/ Greg Koler
Greg Koler
Chief Executive Officer (acting Chief Financial Officer)